EXHIBIT 99.1
News Release
For Immediate Release
Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com
Manor Care’s 2005 First-Quarter
EPS Increased with Restatement
     TOLEDO, Ohio, September 27, 2005 — Manor Care, Inc. (NYSE:HCR) today announced that a restatement of its 2005 first-quarter results has increased first-quarter net income to $40.4 million, or 46 cents per share, from a reported $31.2 million, or 36 cents per share (see attached table).
     During the first quarter of 2005, and in anticipation of adopting the Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), “Share-Based Payment” (FAS 123R), Manor Care reviewed its accounting practices for all stock-based compensation, including restricted stock, and its method of amortizing its restricted stock compensation to the expected retirement date. Due to the first-quarter review, Manor Care determined that its restricted stock compensation should have been amortized to the retirement eligible date. As a result, the company recorded a non-cash pretax charge of $10.3 million ($6.6 million after tax, or 8 cents per share) to reflect the accelerated expense for the years 2000 through 2004. The effect on the company’s prior years’ earnings per share was not deemed material at that time. In addition, the company recorded $8.2 million ($5.2 million after tax, or 6 cents per share) of expenses for restricted stock awards made to retirement eligible employees in the first quarter of 2005.
     Subsequent to the release of Manor Care’s first-quarter earnings, the company’s independent registered public accounting firm advised Manor Care that due to the
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Manor Care Restates Earnings, Page 2
widespread practice of recognizing compensation expense over the explicit service period (i.e. up to the date of actual retirement), the SEC staff would accept continuation of that practice under Accounting Principles Board Opinion 25 (APB 25) and FASB Statement No. 123 (FAS 123). In addition, for companies that had followed that practice, Manor Care was advised that the SEC staff would require a continuation of that practice for awards granted prior to the adoption of FAS 123R. For companies such as Manor Care that had already made the accounting change in the first quarter, Manor Care was further advised that there would be no objection from the SEC staff because of the immateriality of the change.
     In the third quarter of 2005, Manor Care determined that deferred tax assets related to restricted stock, previously recorded in the amount of $8.6 million ($6.9 million of which was recorded in the first quarter of 2005), would not be realized due to the limitations on the tax deductibility of executive compensation and should not have been previously recorded. The company further determined that the previously discussed first-quarter restricted stock adjustments, including any reversal of deferred tax assets, while not material for all years prior to 2005, would be material for 2005 net income.
     Consistent with the SEC staff views described above and in consultation with the company’s independent registered public accounting firm, Manor Care has reverted to its original accounting practice of recognizing compensation cost over the explicit service period and will amend its first- and second-quarter Form 10-Qs. The impact of the restatement for the first quarter reduces general and administrative expenses and increases income before income taxes by $17.7 million. The reversal of the deferred tax assets increases income taxes by $8.6 million. The combined effect increases net income by $9.1 million and increases diluted earnings per share (EPS) by 10 cents. The second-quarter restatement decreases general and administrative expenses, increases income before income taxes and increases net income, all by less than $200,000. There is no change to diluted EPS in the second quarter.
     Manor Care, Inc., through its operating group HCR Manor Care, is the leading
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Manor Care Restates Earnings, Page 3
owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.
     Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.
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Manor Care Restates Earnings, Page 4
Manor Care, Inc.
The effects of the restatement on the Consolidated Statements of Income (unaudited):

	Three months ended		Three months ended
	March 31, 2005		June 30, 2005
	Previously		Previously
	Reported	Restated	Reported	Restated
	(In thousands, except per share amounts)
Expenses:
General and administrative	$53,979	$36,266	$40,844	$40,680

Income before other income (expenses) and income taxes	57,626	75,339	63,065	63,229
Income before income taxes	48,783	66,496	55,681	55,845
Income taxes	17,562	26,133	17,738	17,766
Net income	31,221	40,363	37,943	38,079

Earnings per share:
Basic	$.36	$.47	$.44	$.44
Diluted	$.36	$.46	$.43	$.43
The effects of the restatement on the Consolidated Balance Sheets (unaudited):

	March 31, 2005		June 30, 2005
	Previously		Previously
	Reported	Restated	Reported	Restated
	(In thousands)
Current liabilities:
Income tax payable	$15,405	$15,342	$31,952	$31,826
Long-term liabilities:
Deferred income taxes	127,840	136,474	122,863	131,588
Shareholders’ Equity:
Capital in excess of par value	383,600	365,887	392,013	374,136
Retained earnings	1,226,787	1,235,929	1,251,773	1,261,051
Total shareholders’ equity	1,025,555	1,016,984	1,043,149	1,034,550
The effects of the restatement on the Consolidated Statements of Cash Flows (unaudited):

	Three months ended		Six months ended
	March 31, 2005		June 30, 2005
	Previously		Previously
	Reported	Restated	Reported	Restated
	(In thousands)
Operating activities:
Net income	$31,221	$40,363	$69,164	$78,442
Restricted stock compensation	18,458	745	20,185	2,308
Deferred income taxes	(9,070)	(436)	(13,683)	(4,958)
Liabilities	71,487	71,424	46,672	46,546
Total adjustments	19,393	10,251	80,991	71,713
Cash flow from operations	50,614	50,614	150,155	150,155